Exhibit 99.1
OXiGENE Appoints Dr. Peter J. Langecker as Chief Development Officer
Seasoned Industry Executive with More Than 20 Years of
Oncology-Focused Drug Development Experience
WALTHAM, Mass — June 17, 2009 — OXiGENE, Inc., a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases, announced the appointment of Peter J. Langecker, M.D., Ph.D., as Executive Vice President and Chief Development Officer. Dr. Langecker will oversee the development of OXiGENE’s drug candidates, ZYBRESTAT™ for oncology, ZYBRESTAT for ophthalmology, and OXi4503. Dr. Langecker is scheduled to begin his position with OXiGENE on June 29, 2009.
Dr. Langecker has more than 20 years of experience in successfully developing both drugs and biological products. Among the approved oncology drugs he has had a role in developing are FORMESTAN®, LENTARON®, TEMODAL®, INTRON-A® for adjuvant treatment of melanoma, EULEXIN® and BEXXAR®. Dr. Langecker joins OXiGENE from DURECT Corporation where he served as Chief Medical Officer. He received his medical degree and his doctorate in medical sciences from the Ludwig-Maximilians University in Munich and trained in hematology and oncology. Dr. Langecker was formerly based in Switzerland where he supported development of early aromatase inhibitors and worked on a variety of other products for CIBA GEIGY (now Novartis). His industry experience in the United States includes key roles with Schering-Plough, Coulter Pharmaceuticals, SUGEN, Inc., and Intarcia Therapeutics.
“Because of my prior involvement in the development of anti-angiogenic therapies, I am particularly excited to be joining OXiGENE.  Their leading position in the field of Vascular Disrupting Agents (VDAs), which represent an exciting potential therapy in the field of oncology, as well as the breadth of their product pipeline and the promising results ZYBRESTAT and OXi4503 have shown to date in a variety of tumor types make this role particularly attractive. I believe VDAs have the potential to further advance the evolution of anti-vascular therapies and deliver increased clinical benefit to patients, as was indicated by the Phase 2 platinum-resistant ovarian cancer data presented at this year’s ASCO congress,” said Dr. Langecker. “I am looking forward to helping guide these product candidates through the development process as I believe they will be valuable additions to the oncology armamentarium. I’m very much looking forward  to working with OXiGENE’s talented team on the development of these potentially first-in-class and best-in-class drug candidates.”
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“We are delighted that Peter is joining the OXiGENE management team at this exciting time in our company’s evolution,” said John Kollins, Chief Executive Officer for OXiGENE. “Peter is among the most accomplished and respected drug development executives in the industry, and we anticipate that his wealth of experience in successfully managing international oncology trials and expertise in dealing with regulatory agencies will be of tremendous value to OXiGENE as we advance our VDAs through later stages of development. As well, we believe the respect that Peter enjoys within the oncology community and the pharmaceutical industry will also greatly strengthen our partnering initiatives.”
About ZYBRESTAT
ZYBRESTAT (fosbretabulin) is currently being evaluated in a pivotal registration study as a potential treatment for anaplastic thyroid cancer (ATC) under a Special Protocol Assessment agreement with the U.S. Food and Drug Administration (FDA). A Phase 2 study in platinum-resistant ovarian cancer was recently completed, and a Phase 2 study in non-small cell lung cancer is ongoing.  OXiGENE believes that ZYBRESTAT is poised to become the first therapeutic product in a novel class of small-molecule drug candidates called vascular disrupting agents (VDAs).  Through interaction with vascular endothelial cell cytoskeletal proteins, ZYBRESTAT selectively targets and collapses tumor vasculature, thereby depriving the tumor of oxygen and causing death of tumor cells.  In clinical studies in solid tumors, ZYBRESTAT has demonstrated potent and selective activity against tumor vasculature, as well as clinical activity against ATC, ovarian cancer, and various other solid tumors.  In clinical studies in patients with forms of macular degeneration, intravenously-administered ZYBRESTAT has demonstrated clinical activity, and the Company is working to develop a convenient and patient-friendly topical formulation of ZYBRESTAT for ophthalmological indications under the strategic drug development partnership it established with Symphony Capital in October 2008.
About OXi4503
OXi4503 (combretastatin A1 di-phosphate / CA1P) is a dual-mechanism vascular disrupting agent (VDA) that is being developed in clinical studies for the treatment of solid tumors. Like its structural analog, ZYBRESTAT, OXi4503 has been observed to block and destroy tumor vasculature, resulting in extensive tumor cell death and necrosis. In addition, preclinical data indicate that OXi4503 is metabolized by oxidative enzymes (e.g., tyrosinase and peroxidases), which are elevated in many solid tumors and tumor white blood cell infiltrates, to an orthoquinone chemical species that has direct cytotoxic effects on tumor cells. Preclinical studies have shown that OXi4503 has (i) single-agent activity against a range of xenograft tumor models; and (ii) synergistic or additive effects when incorporated in various combination regimens with chemotherapy, molecularly-targeted therapies (including tumor-angiogenesis inhibitors), and radiation therapy. OXi4503 is currently being evaluated as a monotherapy in a Phase 1 dose-escalation study in patients with advanced solid tumors, and in a Phase 1b/2a study in patients with solid tumors with hepatic involvement.  OXiGENE is developing OXi4503 under the Symphony Capital partnership.
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About OXiGENE
OXiGENE is a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases. The Company’s major focus is developing vascular disrupting agents (VDAs) that selectively disrupt abnormal blood vessels associated with solid tumor progression and visual impairment.  OXiGENE is dedicated to leveraging its intellectual property and therapeutic development expertise to bring life-extending and life-enhancing medicines to patients.
Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Any or all of the forward-looking statements in this press release may turn out to be wrong.  Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to, the impact of VDAs on the treatment of a variety of tumor types, and their potential to further advance the evolution of anti-vascular therapies and deliver increased clinical benefit to patients, and the Company’s ability to advance any of its VDAs to a later stage of development.  Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE’s reports to the Securities and Exchange Commission, including OXiGENE’s reports on Form 10-K, 10-Q and 8-K.  However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.
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